AGREEMENT AND PLAN OF MERGER


                                        AMONG



                             AMERICAN ELECTROMEDICS CORP.
                               A DELAWARE CORPORATION,

                             DDS ACQUISITION CORPORATION
                               A DELAWARE CORPORATION,

                                         AND

                            DYNAMIC DENTAL SYSTEMS, INC.,
                               A DELAWARE CORPORATION,

                                   HENRY J. RHODES,

                                CHARLES S. AVILES, JR.

                                         AND

                                  BARRY A. HOCHSTADT

                                  TABLE OF CONTENTS
                                                                       PAGE
                                                                       ----

                                      ARTICLE I
                       ADOPTION OF AGREEMENT AND PLAN OF MERGER
                     1.1 The Merger . . . . . . . . . . . . . . . . . .   1
                     1.2 Effective Date of the Merger . . . . . . . . .   2
                     1.3 Surviving Corporation; Articles of
                     Incorporation of Surviving Corporation . . . . . .   2
                     1.4 Merger Consideration; Conversion of DDS Common Stock; Cancellation of Acquisition Corp. Common
                     Stock. . . . . . . . . . . . . . . . . . . . . . .   2
                     1.5 No Fractional Shares . . . . . . . . . . . . .   3


                                      ARTICLE II
                                       CLOSING
                     2.1 Closing Date . . . . . . . . . . . . . . . . .   3
                     2.2 Deliveries at the Closing  . . . . . . . . . .   3


                                     ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND DDS
                     3.1 Due Incorporation  . . . . . . . . . . . . . .   4
                     3.2 Due Approval And Authorization . . . . . . . .   4
                     3.3 Non-Contravention; Consents and Approvals  . .   5
                     3.4 Capitalization . . . . . . . . . . . . . . . .   5
                     3.5 Financial Statements; Undisclosed Liabilities;
                         Other Documents  . . . . . . . . . . . . . . .   6
                     3.6 No Material Adverse Effects or Changes . . . .   6
                     3.7 Tax Returns and Audits . . . . . . . . . . . .   7
                     3.8 Litigation . . . . . . . . . . . . . . . . . .   8
                     3.9 Compliance with Applicable Laws  . . . . . . .   9
                     3.10 Contracts . . . . . . . . . . . . . . . . . .   9
                     3.11 Property  . . . . . . . . . . . . . . . . . .  10
                     3.12 Product Warranty Claims . . . . . . . . . . .  10
                     3.13 Employees . . . . . . . . . . . . . . . . . .  11
                     3.14 Insurance . . . . . . . . . . . . . . . . . .  11
                     3.15 Inventories . . . . . . . . . . . . . . . . .  12
                     3.16 Accounts Receivable.  . . . . . . . . . . . .  12
                     3.17 Intellectual Property . . . . . . . . . . . .  12
                     3.18 Environmental Matters . . . . . . . . . . . .  12
                     3.19 Books and Records . . . . . . . . . . . . . .  13
                     3.20 Status of the Stockholders  . . . . . . . . .  13
                     3.21 Waiver of Appraisal Rights  . . . . . . . . .  13
                     3.22 Related Party Transactions  . . . . . . . . .  13
                     3.23 Fees of Brokers, Consultants and
                          Financial Advisors  . . . . . . . . . . . . .  14
                     3.24 General Representation and Warranty . . . . .  14
                     3.25 Investment Due Diligence. . . . . . . . . . .  14


                                      ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF
                              ACQUISITION CORP. AND AEC
                     4.1 Due Incorporation  . . . . . . . . . . . . . .  14
                     4.2 Due Authorization  . . . . . . . . . . . . . .  14
                     4.3 Non-Contravention; Consents and Approvals  . .  15
                     4.4 Capitalization . . . . . . . . . . . . . . . .  16
                     4.5 Financial Statements; Undisclosed Liabilities;
                         Other Documents  . . . . . . . . . . . . . . .  16
                     4.6 Securities Law Filings . . . . . . . . . . . .  17
                     4.7 No Material Adverse Effects or Changes . . . .  17
                     4.8 Insurance. . . . . . . . . . . . . . . . . . .  17
                     4.9 Labor Matters  . . . . . . . . . . . . . . . .  17
                     4.10 Tax Returns and Audits. . . . . . . . . . . .  18
                     4.11 Litigation  . . . . . . . . . . . . . . . . .  19
                     4.12 Compliance with Applicable Laws . . . . . . .  19
                     4.13 Contracts; No Defaults  . . . . . . . . . . .  19
                     4.14 Environmental Matters . . . . . . . . . . . .  19
                     4.15 Fees of Brokers, Finders and
                          Investment Bankers  . . . . . . . . . . . . .  20
                     4.16 General Representation and Warranty . . . . .  20
                     4.17 Investment Due Diligence. . . . . . . . . . .  20


                                      ARTICLE V
                                      COVENANTS
                     5.1 Implementing Agreement . . . . . . . . . . . .  20
                     5.2 Access to Information and Facilities;
                         Confidentiality  . . . . . . . . . . . . . . .  20
                     5.3 Preservation of Business . . . . . . . . . . .  21
                     5.4 Consents and Approvals . . . . . . . . . . . .  23
                     5.5 Periodic Reports . . . . . . . . . . . . . . .  23
                     5.6 Publicity  . . . . . . . . . . . . . . . . . .  24
                     5.7 No Negotiation.  . . . . . . . . . . . . . . .  24
                     5.8 Blue Sky Approvals . . . . . . . . . . . . . .  24
                     5.9 Registration Rights  . . . . . . . . . . . . .  24
                     5.10 Removal of Guaranties . . . . . . . . . . . .  26


                                      ARTICLE VI
                         CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF ACQUISITION CORP. AND AEC
                     6.1 Warranties True as of Closing Date . . . . . .  27
                     6.2 Compliance With Agreements and Covenants . . .  27
                     6.3 Stockholders' Certificate  . . . . . . . . . .  27
                     6.4 Secretary's Certificate  . . . . . . . . . . .  27
                     6.5 Good Standing Certificates . . . . . . . . . .  27
                     6.6 Employment Agreement . . . . . . . . . . . . .  28
                     6.7 Escrow Agreement . . . . . . . . . . . . . . .  28
                     6.8 Opinion of Counsel . . . . . . . . . . . . . .  28
                     6.9 Approval of Merger . . . . . . . . . . . . . .  28
                     6.10 Consents and Approvals  . . . . . . . . . . .  28
                     6.11 Resignations  . . . . . . . . . . . . . . . .  28
                     6.12 Actions or Proceedings  . . . . . . . . . . .  28
                     6.13 Other Closing Documents . . . . . . . . . . .  28


                                     ARTICLE VII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS
                     7.1 Warranties True as of Closing Date . . . . . .  29
                     7.2 Compliance with Agreements and Covenants . . .  29
                     7.3 AEC Certificate  . . . . . . . . . . . . . . .  29
                     7.4 Opinion of Counsel . . . . . . . . . . . . . .  29
                     7.5 Consents and Approvals . . . . . . . . . . . .  29
                     7.6 Actions or Proceedings . . . . . . . . . . . .  29
                     7.7 Funds Delivered at Closing and Other Closing
                         Documents. . . . . . . . . . . . . . . . . . .  29


                                     ARTICLE VIII
                                     TERMINATION
                     8.1 Termination  . . . . . . . . . . . . . . . . .  30
                     8.2 Effect of Termination and Abandonment  . . . .  31


                                      ARTICLE IX
                                   INDEMNIFICATION
                     9.1 Indemnification by the Stockholders  . . . . .  31
                     9.2 Indemnification by AEC . . . . . . . . . . . .  32
                     9.3 Procedure  . . . . . . . . . . . . . . . . . .  33
                     9.4 Remedies . . . . . . . . . . . . . . . . . . .  33


                                      ARTICLE X
                                    MISCELLANEOUS
                     10.1 Expenses  . . . . . . . . . . . . . . . . . .  34
                     10.2 Amendment . . . . . . . . . . . . . . . . . .  34
                     10.3 Notices . . . . . . . . . . . . . . . . . . .  34
                     10.4 Waivers . . . . . . . . . . . . . . . . . . .  35
                     10.5 Interpretation  . . . . . . . . . . . . . . .  35
                     10.6 Applicable Law  . . . . . . . . . . . . . . .  35
                     10.7 Assignment  . . . . . . . . . . . . . . . . .  35
                     10.8 No Third Party Beneficiaries  . . . . . . . .  35
                     10.9 Enforcement of the Agreement. . . . . . . . .  36
                     10.10 Severability . . . . . . . . . . . . . . . .  36
                     10.11 Remedies Cumulative  . . . . . . . . . . . .  36
                     10.12 Entire Understanding . . . . . . . . . . . .  36
                     10.13 Waiver of Jury Trial . . . . . . . . . . . .  36
                     10.15 Counterparts . . . . . . . . . . . . . . . .  36

                                      SCHEDULES
                                      ---------

          NUMBER         DESCRIPTION.

          3.1            DDS Due Incorporation.

          3.3            DDS Non-Contravention; Consents and Approvals.

          3.4            DDS Capitalization.

          3.6            DDS Material Changes.

          3.7            DDS Tax Powers of Attorney.

          3.9            DDS Permits.

          3.10           DDS Contracts and Largest Customers.

          3.11           DDS Personal property valued over $5,000.

          3.12           Product Warranty Claims.

          3.13           DDS Employees.

          3.14           DDS Insurance.

          3.16           DDS Accounts Receivable.

          3.17           DDS Intellectual Property.

          3.19           DDS Books and Records.

          3.22           DDS Related Party Transactions.

          4.4            AEC Capitalization.

          4.7            Changes to AEC since January 31, 1998.

          4.9            AEC Tax Returns.

          4.10           AEC Tax Power of Attorney.

          5.10           Stockholder Guaranties


                                       EXHIBITS

          A.         Certificate of Merger

          B.         Escrow Agreement

          C.         Stockholder Representation Letter

          D.         Selling Stockholder Agreement

                             AGREEMENT AND PLAN OF MERGER


                     AGREEMENT AND PLAN OF MERGER dated as of April 30, 1998 (the "Agreement"), among AMERICAN ELECTROMEDICS CORP., a Delaware corporation ("AEC"), DDS ACQUISITION CORPORATION, a Delaware corporation ("Acquisition Corp.") and DYNAMIC DENTAL SYSTEMS, INC., a Delaware corporation ("DDS"), and HENRY J. RHODES, CHARLES S. AVILES, JR. and BARRY A. HOCHSTADT (individually, a "Stockholder" and, collectively, the "Stockholders").


                                W I T N E S S E T H :
                                - - - - - - - - - - -


                     WHEREAS, Acquisition Corp. is a newly-formed wholly-owned subsidiary of AEC;

                     WHEREAS, AEC desires to acquire all of the issued and outstanding shares of common stock, no par value per share, of DDS (the "DDS Common Stock"), through the merger (the "Merger") of Acquisition Corp. with and into DDS, pursuant to the terms hereinafter set forth;

                     WHEREAS, the respective Boards of Directors of AEC and Acquisition Corp. deem it advisable and in the best interests of AEC and Acquisition Corp. that Acquisition Corp. be merged with and into DDS upon the terms and conditions hereinafter specified;

                     WHEREAS, the Board of Directors of DDS deems it advisable and in the best interests of DDS that Acquisition Corp. be merged with and into DDS upon the terms and conditions hereinafter specified;

                     WHEREAS, the Stockholders, who in the aggregate are the record and beneficial owners of all of the outstanding capital stock of DDS, individually and collectively, find it advisable and in their best interest that Acquisition Corp. be merged with and into DDS upon the terms and conditions hereinafter specified;

                     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                      ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER

                     1.1 The Merger.  At the Effective Time (as defined in
                         ----------
          Section 1.2 hereof), in accordance with this Agreement and the
          -----------
          relevant provisions of the Delaware General Corporation Law (the "DGCL"), Acquisition Corp. shall be merged with and into DDS.
          DDS shall be the surviving corporation of the Merger and DDS shall continue, and be deemed to continue, for all purposes after the Merger, and the existence of Acquisition Corp. shall cease at the Effective Time.

                     1.2 Effective Date of the Merger.  Unless this
                         ----------------------------
          Agreement is terminated in accordance with its terms, the consummation of the of the transactions contemplated by this Agreement shall take place as soon as practicable after the satisfaction or waiver of the conditions precedent to the obligations of the parties set forth herein, or on such other date as may be agreed by the parties. A Certificate of Merger, substantially in the form annexed hereto as Exhibit A (the "Certificate of Merger"), shall be executed in accordance with
          Section 103 of the DGCL and delivered to the Secretary of State of Delaware for filing (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

                     1.3 Surviving Corporation; Articles of Incorporation
                         ------------------------------------------------
           of Surviving Corporation.  Following the Merger, DDS shall
          -------------------------
          continue to exist under, and be governed by, the laws of the State of Delaware, and AEC will own all of the issued and outstanding DDS Common Stock. The Certificate of Incorporation and By-Laws of DDS, as in effect as of the Effective Time, shall continue in full force and effect as the Certificate of Incorporation and By-Laws of DDS.

                     1.4 Merger Consideration; Conversion of DDS Common
                         ----------------------------------------------
           Stock; Cancellation of Acquisition Corp. Common Stock.  (a)  At
          ------------------------------------------------------
          the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., DDS or the Stockholders, the Stockholders shall receive an aggregate of $225,000 and 750,000 shares of common stock, $.10 par value per share, of AEC ("AEC Common Stock"), all of which shall be the "Merger Consideration" subject to adjustment as provided in this
          Section 1.4 and subject to the Escrow Agreement, as described in
          -----------
          Section 6.7 hereof.  Each Stockholder shall be entitled to
          -----------
          receive Two Hundred Fifty Thousand (250,000) shares of AEC Common Stock, and Seventy Five Thousand Dollars ($75,000) (the "Cash Consideration"). Until surrendered in accordance with the provisions of Section 1.5 hereof, each certificate of DDS Common
                        -----------
          Stock shall represent, for all purposes, only the right to receive the Merger Consideration or appraisal rights under
          Section 1.8 hereof.
          -----------

                     (b) If between the date of this Agreement and the Effective Time the outstanding shares of AEC Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the number of AEC shares constituting the Share Consideration shall be appropriately adjusted.

                     (c) At the Effective Time, all shares of DDS Common Stock which are owned by DDS as treasury stock shall be canceled and retired and cease to exist.

                     (d) At the Effective Time, each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of AEC, be canceled and cease to exist.

                     1.5 No Fractional Shares.  No certificates or scrip
                         --------------------
          for fractional shares of AEC Common Stock will be issued. In lieu of issuing any such fractional shares to which a Stockholder would otherwise be entitled to receive, the Exchange Agent shall round up or down to the nearest whole share of AEC Common Stock.


                                      ARTICLE II

                                       CLOSING

                     2.1 Closing Date.  The closing of the Merger (the
                         ------------
          "Closing") shall take place at the offices of DDS, 427 Green Street, N.W., Gainesville, Georgia 30501, at 11:00 a.m., local time, on that day on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or, if permissible, waived (other than those conditions which by their terms are to occur only at the Closing), or on and at such other date, time and place as AEC, Acquisition Corp. and the Stockholders may agree (the date of the Closing hereinafter being referred to as the "Closing Date").

                     2.2 Deliveries at the Closing.  At the Closing
                         -------------------------
          Stockholders and/or DDS will deliver to AEC certificates representing all then outstanding shares of DDS Common Stock, and the various certificates, instruments and document referred to in
          Article VI, and AEC and Acquisition Corp. will deliver to
          ----------
          Stockholders and/or DDS certificates representing the Share Considerations and funds representing the Cash Consideration, and the various certificates, instruments and documents referred to in Article VII.
             -----------


                                     ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND DDS

                     The Stockholders, jointly and severally, and DDS hereby represent and warrant to AEC and Acquisition Corp. as follows:

                     3.1 Due Incorporation.  DDS is a corporation duly
                         -----------------
          organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted. Each jurisdiction in which DDS is qualified to transact business as a foreign corporation is listed on
          Schedule 3.1 hereto.  Except for the jurisdictions listed on
          ------------
          Schedule 3.1 hereto, the nature of the properties owned, leased
          ------------
          or operated by it and the business transacted by DDS do not require it to qualify as a foreign corporation in any other jurisdiction. DDS does not have (i) any record or beneficial interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity, (ii) any direct or indirect subsidiaries, either wholly or partially owned, (iii) any voting or management interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, individual or other entity (a "Person") or own any security issued by any Person.

                     3.2 Due Approval And Authorization.  (a)  The
                         ------------------------------
          execution by the Stockholders of this Agreement or any other paper or document or the doing by any one of them of any act in connection with the Merger shall conclusively establish their approval thereof and the approval and ratification by DDS of the papers and documents so executed and the actions so taken.

                     (b) Each Stockholder to the extent of and in his capacity as a stockholder of DDS has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholders and the consummation by them of the transactions contemplated hereby have been duly and validly authorized. This Agreement constitutes the legal, valid and binding obligation of the Stockholders enforceable against the Stockholders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                     (c) DDS has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by DDS and the consummation of the transactions contemplated hereby have been fully and validly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding obligation of DDS enforceable against DDS in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     3.3 Non-Contravention; Consents and Approvals.
                         -----------------------------------------
          (a)  Except to the extent set forth on Schedule 3.3, the
                                                 ------------
          execution and delivery of this Agreement by the Stockholders and DDS does not, and the performance by the Stockholders and DDS of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of DDS under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of DDS, or (ii) subject to obtaining the necessary approval of this Agreement and the Merger by the Stockholders and the taking of the actions described in paragraph (b) of this Section 3.3 (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to DDS or any of its assets or properties, or (y) any contract, agreement or commitment to which DDS or a Stockholder is a party or by which DDS or any of its assets or properties is bound.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, admini-strative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any other Person, is required by DDS or the Stockholders in connection with the execution and delivery of this Agreement or the consummation by DDS and the Stockholders of the transactions contemplated hereby, except for the filing of Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL.

                     3.4 Capitalization.    The authorized capital stock of
                         --------------
          DDS consists of 3,000 shares of Common Stock, no par value per share, of which 3,000 shares are issued and outstanding and owned beneficially and of record by the Stockholders in the amounts set forth on Schedule 3.4 hereto. All of the issued and outstanding
                   ------------
          shares of DDS Common Stock are validly issued, fully paid and nonassessable and the issuance thereof was not subject to preemptive rights. At the Effective Time there will be no outstanding DDS options, warrants or other rights to purchase or convert into shares of DDS Common Stock.

                     3.5 Financial Statements; Undisclosed Liabilities;
                         ---------------------------------------------
           Other Documents.  (a)  For purposes of this Agreement, "DDS
          ----------------
          Financial Statements" shall mean (x) the unaudited financial statements of DDS as of December 31, 1997 and the fiscal year then ended (including all notes thereto), consisting of the balance sheet at such date and the related statements of income, stockholders' equity and cash flows for the year then ended and
          (y) the unaudited financial statements of DDS as of March 31, 1998 (including all notes thereto), consisting of the balance sheet at such date and the results of operations for the three months then ended (the "DDS Interim Financial Statements"). The DDS Financial Statements have been prepared in accordance with GAAP consistently applied, present fairly the financial position of DDS as at the dates thereof and the results of operations, stockholders' equity and cash flows of DDS for the periods covered thereby, and are substantially in accordance with the financial books and records of DDS, subject to normal year end adjustments with respect to the Interim Financial Statements.

                     (b) DDS does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which individually or in the aggregate could be reasonably expected to have a DDS Material Adverse Effect (as defined below) except (i) as set forth on or reflected in the balance sheet at March 31, 1998 (the "DDS Interim Balance Sheet") included in the DDS Interim Financial Statements or
          (ii) liabilities and obligations incurred since March 31, 1998 in the ordinary and usual course of its business.

                     3.6 No Material Adverse Effects or Changes.   A "DDS
                         --------------------------------------
          Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to DDS, except as set forth on
          Schedule 3.6.  Since December 31, 1997, DDS has not (i) declared,
          ------------
          set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or made any payment to any of its stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up its capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of its material properties or assets except in the ordinary and usual course of its business and consistent with past practice; (v) entered into any acquisition or merger agreement, license, commitment or other material agreement, (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of DDS.

                     3.7 Tax Returns and Audits.  "Taxes", as used in this
                         ----------------------    -----
          Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes, including where permitted or required, combined or consolidated returns for any group or entities.

                     (a) Filing of Timely Tax Returns.  DDS has duly filed
                         ----------------------------
          all Tax Returns required to be filed by it under applicable law and will file all Tax Returns required to be filed by it at or prior to the Effective Date under applicable law except where the failure to so file would not have a DDS Material Adverse Effect. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct and filed on a timely basis. DDS has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                     (b) Payment of Taxes.  DDS has, within the time and in
                         ----------------
          the manner prescribed by law, paid (and until the Effective Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                     (c) Tax Liens.  There are no Tax liens upon the assets
                         ---------
          of DDS except liens for Taxes not yet due.

                     (d) Withholding Taxes.  DDS has complied (and until
                         -----------------
          the Effective Date will comply) in all respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                     (e) Statute of Limitations.  Neither the Stockholders
                         ----------------------
          nor DDS has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of DDS or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against DDS that has not been resolved and paid in full.

                     (f) Audit, Administrative and Court Proceedings.  No
                         -------------------------------------------
          audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of the Stockholders or DDS, threatened with regard to any Taxes or Tax Returns of DDS. Except as disclosed in Schedule 3.7, no power of attorney
                                 ------------
          currently in force has been granted by the Stockholders or DDS concerning any Tax matter. To the knowledge of the Stockholders and DDS, no facts exist or have existed which would constitute grounds for the assessment of Taxes on DDS with respect to periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authorities.

                     (g) Code Section 341(f).  DDS has not filed (and will
                         -------------------
          not file prior to the Closing) a consent pursuant to Code Section 341(f) and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by DDS.

                     (h) Code Section 168.  No property of DDS is property
                         ----------------
          that DDS or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

                     3.8 Litigation.  There are no actions, suits,
                         ----------
          arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to DDS's or the Stockholders' knowledge, threatened against or affecting DDS or any of its officers or directors in their capacity as such, or any of its property or business which could reasonably be expected to have a DDS Material Adverse Effect. No event has occurred or circumstance exists that may give rise or serve as a basis for the commencement of any such proceeding. DDS is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                     3.9 Compliance with Applicable Laws.  DDS holds all
                         -------------------------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its business (the "DDS Permits"), except for those the failure of which to hold would not have a DDS Material Adverse Effect. DDS is in compliance with the terms of the DDS Permits, except where the failure so to comply would not have a DDS Material Adverse Effect. Schedule 3.9 is a complete and correct list of all DDS
                   ------------
          Permits. The entry into and consummation of this Agreement and the Merger will not require any modification, re-application, approval or other consent as to any DDS Permit. DDS is not in violation of any law, ordinance or regulation of any Governmental Entity, including environmental and labor laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by DDS or the Stockholders, will not in the future have a DDS Material Adverse Effect.

                     3.10  Contracts.  (a)  Except for the contracts,
                           ---------
          agreements, commitments, instruments, bids and proposals to which
          DDS is a party listed on Schedule 3.10, DDS is not a party to or
                                   -------------
          otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation (excluding endorsements of instruments for collection in the ordinary course of business of DDS), (iii) letter of credit, bond or other indemnity, (iv) joint venture, partnership or other agreement involving the sharing of profits and losses, (v) performance of services or delivery of goods in an amount exceeding $5,000 or which would not be completed within three (3) months, (vi) agreement for the sale or lease by DDS to any person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to DDS or the sale of assets in the ordinary course of the operation of DDS, (vi) agreement requiring the payment by DDS of more than $5,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (viii) agreement providing for the lease or sublease by DDS (as lessor, sublessor, lessee or sublessee) of any real property, (ix) distributor, sales representative, broker or agent agreement, (x) collective bargaining agreement, employment or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of DDS, (xi) agreement requiring the payment by DDS to any person of more than $5,000 in any 12-month period for the purchase of goods or services, (xii) material warranties relating to products distributed or services provided by DDS, (xiii) license or sublicense agreement (whether as licensor, licensee, sublicensor or sublicensee) with respect to any item of Intellectual Property, as defined in Section 3.17, owned or
                                               ------------
          licensed by DDS, and (xiv) agreement imposing non-competition, confidentiality or exclusive dealing obligations on DDS.

                     (b) The Stockholders or DDS has delivered or made available to AEC complete and correct copies of each written agreement listed on Schedule 3.10 each as amended to date and a
                              -------------
          summary of the terms of each oral agreement listed on
          Schedule 3.10.  Each agreement listed on Schedule 3.10 is a
          -------------                            -------------
          valid, binding and enforceable obligation of DDS and, to the Stockholders' knowledge, the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on
          Schedule 3.10 (i) neither DDS nor, to the Stockholders'
          -------------
          knowledge, any other party thereto is in material breach of any material term of any such agreement or has repudiated any material term of any such agreement, (ii) no event, occurrence or condition exists (including the transactions contemplated under this Agreement) which, with the lapse of time or the giving of notice or both, would become a default under any such agreement by DDS or, to DDS's or the Stockholders' knowledge, any other party thereto, and (iii) DDS has not released or waived any material right under any contract. DDS is not required to give any notice to any other person who is a party to an agreement listed on Schedule 3.10 regarding this Agreement or the Merger.
                    -------------

                     (c)   Schedule 3.10 sets forth a correct and complete
                           -------------
          list of the ten largest customers of DDS in terms of net revenues during the 1997 fiscal year and the first three months of fiscal 1998, showing the approximate total net revenue received in each such period from each such customer. Except to the extent set forth on Schedule 3.10, since December 31, 1997, there has not
                   -------------
          been any adverse change in the business relationship between DDS and any customer listed on such Schedule.

                     3.11  Property.  Schedule 3.11 is a complete and
                           --------   -------------
          correct list of all personal property of DDS (other than inventory) not reflected on any other Schedule hereto and having a book value exceeding $5,000. Except as set forth on
          Schedule 3.11 DDS now has and on the Closing Date will have good
          -------------
          and marketable title to all personal property purported to be owned by it, free and clear of all Liens. The material, tangible assets of DDS taken as a whole, including all machinery and equipment, are, in all material respects, in good condition and repair, reasonable wear and tear excepted and have been well maintained. DDS does not own, nor have any right to acquire, any real property.

                     3.12  Product Warranty Claims.  To Stockholders' and
                           -----------------------
          DDS' best knowledge, there are no claims, whether undisputed or disputed in whole or in part, existing, pending or anticipated or otherwise known to DDS or the Stockholders under any warranty, or guaranty, express or implied, on or otherwise issued in connection with any product or device manufactured, made, assembled or otherwise produced by DDS. Schedule 3.12 sets forth
                                                   -------------
          DDS's warranty policy and warranty experience.

                     3.13  Employees.  Schedule 3.13 contains a complete
                           ---------   -------------
          and correct list of (i) all full-time and part-time employees of DDS, including their respective salaries, dates of hire, positions and last salary adjustment and (ii) all bonus, deferred compensation, severance or termination pay, insurance, medical, dental, drug, profit sharing, pension, retirement, stock option, stock purchase, hospitalization insurance or other material plans or arrangements providing employee benefits to any current or former director, officer, employee or consultant of DDS and all relevant vacation policies. DDS is not a party to any union, collective bargaining or similar agreement, and there are no controversies pending or, to the Stockholder' knowledge, threatened between DDS and any current or former employee or any labor or other collective bargaining unit representing any current or former employee of DDS that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have a DDS Material Adverse Effect. The Stockholders are not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of DDS. DDS has paid or accrued in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees and former employees, and has withheld such amounts as were required to be withheld therefrom and has paid the withheld amounts to the proper tax and other receiving officers within the time required under applicable law. DDS does not have any benefit plan subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable Laws, nor has had such a plan since January 24, 1997.

                     3.14  Insurance.  Schedule 3.14 contains a complete
                           ---------   -------------
          and correct schedule of coverage and list of all policies of insurance owned by DDS under which DDS assets, properties, operations or employees are insured (including amount of coverage, type of insurance, amount of deductible, if any, the policy number and expiration date), and all claims made under any of such policies or prior policies since January 24, 1997. Since January 24, 1997, DDS has given due and timely notice of any claim and of any occurrence known to DDS which may be covered by any of such policies or prior policies. All scheduled policies are in full force and effect and are in amounts and coverage sufficient for compliance by DDS with all applicable requirements of Law and all agreements to which DDS is a party or subject and customary in its industry. All premiums in connection with such policies are fully paid to Stockholders' and DDS' best knowledge. No event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification or acceleration of any policy, and no party to any policy has repudiated any provisions thereof.

                     3.15  Inventories. The amounts at which the
                           -----------
          inventories are carried on the DDS Interim Balance Sheet and on the books of DDS reflect the normal valuation policy of DDS in accordance with GAAP. The amount of repair parts and supplies maintained by DDS is consistent with its prior practices. The reserves estimated for obsolescence as of the Closing Date will be adequate to cover the diminution in value of inventories due to obsolescence.

                     3.16  Accounts Receivable.  Schedule 3.16 sets forth a
                           -------------------   -------------
          complete and correct list of the work-in-process and accounts receivable of DDS as set forth on the DDS Interim Balance Sheet, including the degree of completion for each project and the amounts expended thereon. All accounts receivable which have arisen subsequent to the DDS Interim Balance Sheet represent sales or work performed in the ordinary course of business, are current and collectible and, to the Stockholders' or DDS's knowledge, the same will be collected in full (net of reserve for bad debts) in the ordinary course of business and are not subject to any claims, offsets, allowances or adjustments.

                     3.17  Intellectual Property.  Schedule 3.17 is a
                           ---------------------   -------------
          complete and correct list of all of the trademarks, tradenames, service marks, trade dress, and patents (including any registrations of or pending applications for any of the foregoing), know-how, databases, trade secrets and confidentiality information (collectively, "Intellectual Property") used by DDS in the conduct of its business. Except as set forth on Schedule 3.17, all of such Intellectual Property is owned by DDS free and clear of all liens, and is not subject to
          any license, royalty or other agreement.   None of such
          Intellectual Property has been or is the subject of any pending or, to the best of DDS's or the Stockholders' knowledge, threatened litigation or claim of infringement. No license or royalty agreement to which DDS is a party is in breach or default by any party thereto except where such breach or default would not have a DDS Material Adverse Effect or is the subject of any notice of termination given or, to the Stockholders' or DDS's knowledge, threatened. To DDS's or the Stockholders' knowledge, DDS is not breaching or infringing any Intellectual Property of third parties. The Intellectual Property is sufficient for the conduct of the business of DDS as presently conducted.

                     3.18  Environmental Matters.  The business and
                           ---------------------
          operations of DDS, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, complies with all applicable environmental statutes, regulations and decrees, whether federal, state or municipal (the "Environmental Laws"). Neither the Stockholders nor DDS has received any notices to the effect that the business carried on by DDS or the operation of any equipment or facilities of DDS (including the transportation, handling, treatment or storage of hazardous materials thereon) is not in compliance with the requirements of applicable Environmental Laws or is subject to any remedial control or action or any investigation or evaluation as to whether any remedial action is required to respond to a release or threatened which forms part of or is adjacent to any premises at which DDS's business is conducted. DDS has performed its services for customers in material compliance with all applicable Environmental Laws.

                     3.19  Books and Records.  DDS has maintained and
                           -----------------
          preserved complete and accurate books and records for its material transactions. The minute books of DDS include complete and correct minutes of all meetings of its directors committees and stockholders. The DDS Certificate of Incorporation and By-laws previously delivered to AEC are current and complete. At the Closing Date, all of those books and records will be in the possession of DDS. Schedule 3.19 sets forth a complete and
                              -------------
          correct list of (i) all officers and directors of DDS and (ii) the name and address of each bank, trust company or other financial institution in which DDS has an account and the names of all persons authorized to draw thereon as well as all powers of attorney granted by DDS.

                     3.20  Status of the Stockholders.  Each Stockholder
                           --------------------------
          shall sign and deliver a Stockholder Representation Letter dated as of the Closing Date with respect to the Stockholder's receipt of certain information and financial reports of AEC, the extent of his or his advisor's familiarity and understanding of the terms of the Merger, the tax consequences of the Merger with respect to the Stockholder and the risks involved, and his awareness of the restrictions on the transferability of the Share Consideration.

                     3.21  Waiver of Appraisal Rights.  In connection with
                           --------------------------
          the Merger, each Stockholder hereby waives any right or rights of appraisal, under the DGCL or otherwise, of his shares of DDS common stock and agrees not to seek any such appraisal rights.

                     3.22  Related Party Transactions.  Schedule 3.22 sets
                           --------------------------   -------------
          forth a complete and correct list of all transactions, loans, claims, or agreements between or involving the Stockholders, DDS and an officer, director, employee, consultant or Stockholder of DDS (or an affiliate of any such person) since January 24, 1997 (excluding employment agreements included on another DDS Schedule to this Agreement and benefits given to all employees of DDS). All transactions and agreements listed on Schedule 3.22 were on
                                                    -------------
          terms to DDS no less favorable than what DDS would have had with unrelated third parties.

                     3.23  Fees of Brokers, Consultants and Financial
                           ------------------------------------------
           Advisors.  Neither DDS, the Stockholders nor any officer,
          ---------
          director, or employee of DDS, has employed any broker, finder, consultant or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                     3.24  General Representation and Warranty.  Neither
                           -----------------------------------
          this Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of DDS, the Stockholders, its attorneys, auditors or insurance agents to AEC in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                     3.25  Investment Due Diligence.  The Stockholders and
                           ------------------------
          DDS have undertaken all due diligence of AEC regarding the business and corporate affairs of AEC which the Stockholders and DDS believe is appropriate for this transaction. In evaluating the suitability of the transaction contemplated by this Agreement, the Stockholders and DDS have not relied upon any representations or other information (whether verbal or written), other than as contained in this Agreement or in any documents or written responses to questions furnished to DDS or the Stockholders by AEC.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                              ACQUISITION CORP. AND AEC

                     Acquisition Corp. and AEC, jointly and severally, hereby represent and warrant to the Stockholders as follows:

                     4.1  Due Incorporation.  Each of AEC and Acquisition
                          -----------------
          Corp. is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. AEC is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not have an AEC Material Adverse Effect (as defined in Section 4.7 herein).
                                -----------

                     4.2  Due Authorization.  Each of AEC and Acquisition
                          -----------------
          Corp. has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by AEC of this Agreement will be duly and validly approved by the Board of Directors of AEC, and no other actions or proceedings on the part of AEC will be necessary to authorize this Agreement. The execution, delivery and performance by Acquisition Corp. of this Agreement will be duly and validly approved by the Board of Directors and the sole stockholder of Acquisition Corp., and no other actions or proceedings on the part of Acquisition Corp. or its stockholder are necessary to authorize this Agreement. Each of AEC and Acquisition Corp. has duly and validly executed and delivered this Agreement, subject to the above mentioned Board and shareholder approvals. Subject to the above mentioned Board and shareholder approvals, this Agreement constitutes the legal, valid and binding obligations of each of AEC and Acquisition Corp., enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     4.3  Non-Contravention; Consents and Approvals.
                          -----------------------------------------
          (a) The execution and delivery of this Agreement by AEC and Acquisition Corp. does not, and the performance by AEC and Acquisition Corp. of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of any of the AEC
          Companies (as defined in Section 4.7 hereof) under, any of the
                                   -----------
          terms, conditions or provisions of (i) the charter documents or bylaws of each of the AEC Companies, or (ii) subject to the taking of the actions described in paragraph (b) of this Section,
          (x) any statute, law, rule, regulation or ordinance, or any judgment, decree, order, writ, permit or license, of any Governmental Entity, or (y) any contract, agreement or commitment to which any AEC Company is a party or by which any AEC Company or any of their respective assets or properties is bound.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by AEC or Acquisition Corp. in connection with the execution and delivery of this Agreement or the consummation by each of AEC and Acquisition Corp. of the transactions contemplated hereby and thereby, except for:

                 (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL; and

                (ii) filings with various state securities "blue sky" authorities.

                     4.4  Capitalization.  The authorized capital stock of
                          --------------
          AEC consists of 1,000,000 shares of Preferred Stock, $.01 par value per share ("AEC Preferred Stock"), and 20,000,000 shares of AEC Common Stock. On the date hereof, no shares of AEC Preferred Stock are issued and outstanding and 5,663,036 shares of AEC Common Stock are issued and outstanding. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of Acquisition Corp. Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of AEC and Acquisition Corp. Common Stock are, and all shares of AEC Common Stock constituting the Share Consideration portion of the Merger Consideration to be issued to the Stockholders in the Merger will be, validly issued, fully paid and nonassessable and the issuances thereof were not and will not be subject to preemptive rights. Schedule 4.4 sets forth a complete and
                              ------------
          correct list of all options, warrants or other rights to purchase any shares of AEC capital stock or any securities convertible into or exchangeable for such shares and all agreements or current efforts to offer or sell any such capital stock.

                     4.5  Financial Statements; Undisclosed Liabilities;
                          ----------------------------------------------
           Other Documents.  (a)  For purposes of this Agreement, "AEC
          ----------------
          Financial Statements" shall mean (x) the audited consolidated financial statements of AEC as of July 31, 1997 and July 27, 1996 and for the fiscal years then ended (including all notes thereto) and (y) the unaudited consolidated financial statements of AEC as of January 31, 1998 and January 25, 1997 and for the six months then ended consisting of the consolidated balance sheets at such dates and the related consolidated statements of operations, stockholders' equity and cash flows for the periods then ended which are included in the AEC SEC Documents (as defined in
          Section 4.6).  The AEC Financial Statements have been prepared in
          ------------
          accordance with GAAP consistently applied, present fairly the financial position, of AEC as at the dates thereof and the results of operations and cash flows of AEC for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of AEC.

                          (b) AEC does not have any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, which individually or in the aggregate could be reasonably expected to have an AEC Material Adverse Effect (as defined below) except (i) as set forth in the January 31, 1998 balance sheet (the "AEC Interim Balance Sheet") or (ii) liabilities or obligations incurred since January 31, 1998 in the ordinary and usual course of its business.

                     4.6  Securities Law Filings.  AEC is a subject to the
                          ----------------------
          reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has filed all required forms, reports and other documents with the U.S. Securities and Exchange Commission (the "SEC") since July 28, 1996. AEC has heretofore delivered to the Stockholders and DDS complete and correct copies of (i) its Annual Report on Form 10-KSB for the year ended July 31, 1997, (ii) its Form 10-QSB for the quarter ended January 31, 1998, and (iii) its current reports on Form 8-K filed with the SEC for an event of November 26, 1997 and March 27, 1998 (together, the "AEC SEC Documents").

                     4.7  No Material Adverse Effects or Changes.  Except
                          --------------------------------------
          as listed on Schedule 4.7, or as disclosed in or reflected in the
                       ------------
          AEC Financial Statements included in the AEC SEC Documents, or as contemplated by this Agreement, since January 31, 1998, neither AEC nor any of its wholly-owned subsidiaries (AEC and such subsidiaries sometimes collectively, the "AEC Companies") has suffered any damage or destruction to any of its assets or properties (whether or not covered by insurance) which is having or could be expected to have an AEC Material Adverse Effect. An "AEC Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to the AEC Companies, taken as a whole.

                     4.8  Insurance.  The AEC Companies are adequately
                          ---------
          insured with reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the AEC Companies.

                    4.9  Labor Matters.  Each of the AEC Companies has
                         -------------
          conducted and currently is conducting, its respective business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where such failure to be in compliance would not have an AEC Material Adverse Effect. The relationship of the AEC Companies with their respective employees is generally satisfactory, and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or, to AEC's knowledge, threatened against or involving the AEC Companies. None of the employees of the AEC Companies is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by the AEC Companies and to AEC's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of the AEC Companies to form or enter a labor union or similar organization.

                    4.10 Tax Returns and Audits.
                         ----------------------

                    (a)  Filing of Timely Returns.  AEC has duly filed all
                         ------------------------
          Tax Returns required to be filed by it under applicable law and will file all Tax Returns required to be filed by it at or prior to the Effective Date under applicable law except where the failure to so file would not have an AEC Material Adverse Effect. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct and filed on a timely basis. AEC has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                    (b)  Payment of Taxes.  AEC has, within the time and in
                         ----------------
          the manner prescribed by law, paid (and until the Effective Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                    (c)  Tax Liens.  There are no Tax liens upon the assets
                         ---------
          of AEC except liens for Taxes not yet due.

                    (d)  Withholding Taxes.  AEC has complied (and until
                         -----------------
          the Effective Date will comply) in all respects with the provisions of the Code, relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                    (e)  Statute of Limitations.  AEC has not executed any
                         ----------------------
          outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of AEC or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against AEC that has not been resolved and paid in full.

                    (f)  Audit, Administrative and Court Proceedings.  No
                         -------------------------------------------
          audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of AEC, threatened with regard to any Taxes or Tax Returns of AEC. Except as disclosed in Schedule 4.10, no power of attorney currently in
                       -------------
          force has been granted by AEC concerning any Tax matter. To the knowledge of AEC, no facts exist or have existed which could constitute grounds for the assessment of Taxes on AEC with respect to periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authorities.

                    4.11 Litigation.    There are no actions, suits,
                         ----------
          arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to AEC's knowledge, threatened against or affecting any of the AEC Companies or any of their respective officers or directors in their capacity as such, or any of their respective properties or businesses which could reasonably be expected to have an AEC Material Adverse Effect. No AEC Company is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability. There are no claims, actions, suits, proceedings, or investigations pending or, to AEC's knowledge, threatened by or against any of the AEC Companies with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby.

                    4.12 Compliance with Applicable Laws.  Each of the AEC
                         -------------------------------
          Companies holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its respective business (the "AEC Permits") except for those the failure of which to hold would not have an AEC Material Adverse Effect. The AEC Companies are in compliance with the terms of the AEC Permits, except where the failure so to comply would not have an AEC Material Adverse Effect. None of the AEC Companies is in violation of any law, ordinance or regulation of any Governmental Authority, including environmental laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by AEC, will not in the future have an AEC Material Adverse Effect.

                    4.13 Contracts; No Defaults.  Neither any AEC Company,
                         ----------------------
          nor to AEC's knowledge any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of this Agreement or the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which any AEC Company is a party or by which any AEC Company or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have an AEC Material Adverse Effect. None of the AEC Companies is required to give any notice to any person regarding this Agreement or the transactions contemplated hereby or thereby.

                    4.14 Environmental Matters.  The business and
                         ---------------------
          operations of AEC, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, complies with all applicable environmental statutes, regulations and decrees, whether federal, state or municipal (the "Environmental Laws"). AEC has not received any notices to the effect that the business carried on by AEC or the operation of any equipment or facilities of AEC (including the transportation, handling, treatment or storage of hazardous materials thereon) is not in compliance with the requirements of applicable Environmental Laws or is subject to any remedial control or action or any investigation or evaluation as to whether any remedial action is required to respond to a release or threatened which forms part of or is adjacent to any premises at which AEC's business is conducted. AEC has performed its services for customers in material compliance with all applicable Environmental Laws.

                    4.15 Fees of Brokers, Finders and Investment Bankers.
                         -----------------------------------------------
          Neither AEC nor any officer, director, or employee of AEC has employed any brokers, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                    4.16 General Representation and Warranty.  Neither this
                         -----------------------------------
          Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of AEC, its attorneys, auditors or insurance agents to DDS in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                    4.17 Investment Due Diligence.  AEC has undertaken all
                         ------------------------
          due diligence of DDS regarding the business and corporate affairs of DDS which AEC believes is appropriate for this transaction.
          In evaluating the suitability of the transaction contemplated by this Agreement, AEC has not relied upon any representations or other information (whether verbal or written), other than as contained in this Agreement or in any documents or written responses to questions furnished to AEC by DDS or the Stockholders.


                                      ARTICLE V

                                      COVENANTS

                    5.1  Implementing Agreement.  Subject to the terms and
                         ----------------------
          conditions hereof, each of the parties hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

                    5.2  Access to Information and Facilities;
                         -------------------------------------
          Confidentiality.  (a)  From and after the date of this Agreement,
          ---------------
          DDS and the Stockholders shall give AEC and Acquisition Corp. and their representatives access during normal business hours and upon reasonable notice to all of the facilities, properties, books, contracts, commitments and records of DDS and shall make the officers and employees of DDS available to AEC and Acquisition Corp. and their representatives as AEC or Acquisition Corp. or their representatives shall from time to time reasonably request. AEC and Acquisition Corp. and their representatives will be furnished with any and all information concerning DDS which AEC or Acquisition Corp. or their representatives reasonably request. The obligations set forth in this
          Section 5.2 shall also apply to AEC and Acquisition Corp.,
          -----------
          mutatis mutandis. The investigation by and knowledge of DDS or AEC and the furnishing of information to each other shall not affect the right of such party to rely on the representations, warranties, covenants and agreements of the other party hereto.

                    (b) Each of the Stockholders and DDS, on one hand, and AEC and Acquisition Corp., on the other hand, agrees for itself, and its respective representatives, to keep confidential all information furnished to it pursuant to this Section 5.2, except for information which is public or which is disclosed other than by a person subject to this Section 5.2(b).
                                      --------------

                    5.3  Preservation of Business.  (a) From the date of
                         ------------------------
          this Agreement until the Closing Date, DDS shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (i) preserve intact its business organization, (ii) preserve the goodwill and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (iii) not permit any action or omission which would cause any of the representations or warranties contained herein to become materially inaccurate or any of the covenants to be breached in any material respect.

                    (b) DDS and the Stockholders further covenant that prior to the Closing Date DDS shall not without the prior written consent of AEC (which shall not be unreasonably withheld):

                    (i) take any action, incur any obligation or enter into or authorize any contract or transaction other than in the ordinary course of business;

                    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting or options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of their terms of any such securities;

                    (iii) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

                    (iv) make any changes in its accounting systems, policies, principles or practices except as may be required by law or GAAP;

                    (v)  make any amendments to its Articles of
          Incorporation or By-Laws or call or hold any meeting of stockholders except as required under this Agreement;

                    (vi) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes; or

                    (vii) terminate, or modify, amend or otherwise alter or change in any material respect, any of the terms or provisions of any material Contract.

                    (viii) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than non-material dispositions in the ordinary course of business consistent with past practices, which could not have a DDS Material Adverse Effect;

                    (ix) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due or liens not exceeding $25,000 in the aggregate;

                    (x) create, incur or assume any liability or any indebtedness, except in the ordinary course of business consistent with past practices, but in no event in an aggregate amount exceeding $50,000 more than is shown on DDS's March 31, 1998 Interim Finance Statements or cancel any debts or waive any claims or rights in an aggregate amount in excess of $20,000;

                    (xi) make or commit to any capital expenditures in excess of $25,000 in the aggregate;

                    (xii) grant any increase in the compensation payable or to become payable to directors, officers or employees in excess of $10,000 in the aggregate;

                    (xiii) enter into any written or oral agreement, lease (whether capitalized or otherwise), arrangement or commitment to which DDS is a party or by which it or any of the assets it owns, leases or utilizes is bound which is expected to result in the receipt or payment of $20,000 or more by DDS or by which is material to the financial position, results of operations or prospects of DDS or to the ability of DDS to consummate the transactions contemplated hereby;

                    (xiv) take or omit to take any action which would render any of DDS's representations or warranties materially untrue or misleading or which would breach any of its covenants;

                    (xv) write off the value of any inventory or accounts receivable or increase the reserve for collectable receivables or obsolete, damaged or otherwise unsalable inventory, except as required by GAAP or by law, or discount, factor, sell or otherwise transfer any account receivable;

                    (xvi) take any action which could have a DDS Material Adverse Effect on employee, customer or supplier relations or hinder DDS in consummating the transactions contemplated hereby, or reduce or downsize its operations;

                    (xvii) make any contract, agreement or understanding pursuant to which DDS guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds or in any manner to invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss;

                    (c) The Stockholders and DDS will promptly notify AEC in writing upon becoming aware of any fact or condition which would constitute a breach or non-compliance of this covenant.

                    5.4  Consents and Approvals.  Subject to the terms and
                         ----------------------
          conditions provided herein, each of the parties hereto shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. As soon as practicable after the date hereof, each of the parties hereto shall make all filings, applications, statements and reports to all Governmental Entities and other Persons which are required to be made prior to the Closing Date pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                    5.5  Periodic Reports.  Until the Effective Time, AEC
                         ----------------
          will, subject to the requirements of applicable laws, furnish to DDS all filings to be made with the SEC and will solicit comments with respect thereto, in each case at least two business days (or as soon prior thereto as is practicable) prior to the time of such filings and the time of such mailings of reports which refer to DDS or this Agreement.

                    5.6  Publicity.  Prior to issuing any public
                         ---------
          announcement or statement with respect to the transactions contemplated hereby and prior to making any filing with any federal or state governmental or regulatory agency with respect thereto, AEC on one hand, and the Stockholders and DDS on the other hand, will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing. Subject to the preceding sentence, AEC on one hand, and the Stockholders and DDS on the other hand, each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

                    5.7  No Negotiation.  The Stockholders agree that
                         --------------
          neither they nor DDS shall, after the date hereof and prior to the Effective Time, (A) seek, directly or through agents, representatives or affiliates (as defined in the Exchange Act), or permit any of DDS's officers or directors to seek (whether in their capacities as officers or directors or in their individual capacities) any person or persons (other than AEC) to acquire or purchase all or substantially all of its assets or to purchase or exchange for any of its capital stock, or DDS to acquire or purchase in one or more related transactions the capital stock or related assets of persons (other than AEC or its affiliates) or to effect a consolidation or merger (other than the Merger) or other business combination or recapitalization, or to enter into any discussions or agreements with respect to any of the foregoing transactions ("Acquisition Transactions"), and shall cease any such discussions held with third parties (other than AEC) as of the date hereof; or (B) make inquiry as to, or solicit the invitation of, discussions with respect to any Acquisition Transaction (other than the Merger). The Stockholders shall not seek (other than in connection with the Merger) any sale or other transfer of their shares of DDS Common Stock or grant to any other individual or entity any option or right to purchase such shares of DDS Common Stock. Notwithstanding anything in this Agreement to the contrary, if the Effective Time shall not have occurred on or before June 30, 1998, the restrictions under this
          Section 5.7, at the option of DDS, shall terminate upon notice from DDS to AEC.

                    5.8  Blue Sky Approvals.  AEC and either the
                         ------------------
          Stockholders or DDS shall obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger.

                    5.9  Registration Rights.  (a) Registration.  AEC will
                         -------------------       ------------
          use its best efforts, within sixty (60) days from the Effective Date, to file a registration statement (the "Registration Statement") on Form SB-2 or such other applicable form under the Securities Act with the Securities and Exchange Commission (the "Commission") to register the AEC Shares constituting the Share Consideration (the "Registered Shares"), for sale and use its best efforts to cause the Registration Statement to be declared effective within such six (6) months and to maintain the Registration Statement under the Securities Act from its effective date until the earlier of (A) one (1) year after the Effective Date or (B) all Registered Shares included therein have been sold. AEC may include the Registered Shares in a registration statement being filed by AEC with respect to other securities of AEC. AEC shall give written notice to each Stockholder at least twenty (20) days prior to filing the Registration Statement asking such Stockholder how many of his shares of AEC Common Stock he wants to include in the Registration Statement. If a Stockholder fails to timely advise AEC in writing of the number of shares of AEC Common Stock he wants to include in the Registration Statement, he shall have no further rights to have his shares of AEC Common Stock included therein. The obligation of AEC under this provision shall be limited to one Registration Statement which becomes effective under the Securities Act.

                    (b)  Registration Procedures. (i)  AEC shall pay all
                         -----------------------
          expenses of the Registration Statement filed pursuant to this Section, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for AEC, accounting fees incidental to or required by such registration; provided, however, that each Stockholder shall
                             --------  -------
          pay all underwriting discounts and commissions applicable to his Registered Shares and fees and disbursements of his own attorney. AEC shall furnish the Stockholders such number of copies of a prospectus, including a preliminary prospectus, to the Registration Statement as such Stockholders may reasonably request and, provided further, that each Stockholder shall have
                       -------- -------
          the right to sell his Registered Shares in the market through his own broker.

                    (ii) In connection with any Registration Statement filed pursuant to this Section, AEC shall file any post-effective amendment or amendments to the Registration Statement which may be required under the Securities Act during the period reasonably required to effect the distribution contemplated thereby. A form of selling stockholders agreement, which is substantially the form of agreement to be entered into by each Stockholder, is annexed as Exhibit D.

                    (iii) Each Stockholder who desires to include his shares of AEC Common Stock in the Registration Statement must enter into a Selling Stockholders Agreement with AEC regarding the relative rights and duties of the Selling Stockholders and AEC, including customary indemnification provisions. A form of Selling Stockholders Agreement, which is substantially the form of agreement to be entered into by each Stockholder, is annexed as Exhibit D.

                    (iv) AEC shall not be required to include in any Registration Statement any Registered Shares if in the opinion of counsel to AEC, registration of the Registered Shares proposed to be included is not required under the Securities Act if such Registered Shares may then be publicly sold in accordance with
          Section 4(1) thereof and Rule 144 thereunder. To better assure the availability of sales under Rule 144, AEC shall at all times while any Stockholder holds Share Consideration, remain in full compliance with all reporting requirements referenced in Rule 144(c).

                    (c)   State Securities Laws.  In connection with the
                          ---------------------
          offering of any Registered Common Stock pursuant to this Section, AEC shall use its best efforts without charge to the Stockholders to qualify or register the Registered Shares under the securities or "blue sky" laws of such jurisdictions as may be reasonably requested by the Stockholders.

                    (d) The Stockholders shall sell Registered Shares at a rate no faster than the percentages set forth below of total Registered Shares which they receive as the Merger Consideration prior to the dates set forth below:

                         % OF REGISTERED SHARES
                         WHICH MAY BE SOLD             LIMITATION DATE
                         -----------------------       ---------------

                         Up to 5%                      July 15, 1998
                         Up to 10%                     July 31, 1998
                         Up to 15%                     August 31, 1998
                         Up to 20%                     September 30, 1998
                         Up to 25%                     October 31, 1998
                         Up to 30%                     November 30, 1998
                         Up to 35%                     December 31, 1998
                         Up to 50%                     January 31, 1999
                         Up to 65%                     February 28, 1999
                         Up to 80%                     March 31, 1999
                         Up to 95%                     April 30, 1999
                         Up to 100%                    May 31, 1999

                    5.10 Removal of Guaranties.  From and after the date of
                         ---------------------
          this Agreement, AEC shall use its best efforts to obtain as soon as possible after the Closing the cancellation and release of each and every personal guaranty of a Stockholder which guarantees any payment or other obligation of the DDS as indicated on Schedule 5.10 (a "Stockholder Guaranty"). In
                       -------------
          addition, AEC agrees to defend, indemnify and hold harmless all Stockholders, and their heirs, representatives, successors, and assigns, from and against any and all loss, liability, and expense (including, but not limited to, reasonable costs of investigation and defense and reasonable fees and expenses of attorneys and legal assistants) arising from or in connection with any such Stockholder Guaranty, unless such loss, liability, or expense is due to the willful or grossly negligent act or failure to act of the applicable Stockholder seeking indemnification.


                                      ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF ACQUISITION CORP. AND AEC

                    The obligations of Acquisition Corp. and AEC to consummate the Merger are subject to the fulfillment at or before the Closing of each of the following conditions:

                    6.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of the Stockholders and DDS contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, without giving effect to any notification pursuant to
          Section 5.3(c) hereof.
          --------------

                    6.2  Compliance With Agreements and Covenants.  The
                         ----------------------------------------
          Stockholders and DDS shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Stockholders and DDS on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
             --------------

                    6.3  Stockholders' Certificate.  The Stockholders and
                         -------------------------
          the Chief Executive Officer of DDS shall have delivered to AEC a certificate, dated the Closing Date certifying that each of the conditions specified in Section 6.1 and Section 6.2 hereof are
                                  -----------     -----------
          satisfied in all respects.

                    6.4  Secretary's Certificate.  DDS will have delivered
                         -----------------------
          to AEC a certificate of the duly authorized Secretary of DDS, dated the Closing Date, certifying resolutions of DDS Board of Directors and Stockholders authorizing the execution, delivery and performance of this Agreement and the Merger.

                    6.5  Good Standing Certificates.  DDS will have
                         --------------------------
          delivered to AEC at the Closing certificate of good standing and tax status from the State of Delaware and Georgia, as to DDS, which Certificates shall be dated a date not more than five (5) business days prior to the Closing Date.

                    6.6  Employment Agreement.  The Stockholders will have
                         --------------------
          delivered to AEC a fully executed employment agreement between DDS and Henry J. Rhodes, in form satisfactory to AEC.

                    6.7  Escrow Agreement.  The Stockholders will have
                         ----------------
          delivered to AEC the Escrow Agreement executed by the Escrow Agent and a person acceptable to the parties hereto, as the agent of the Stockholders, as provided for in Section 1.4(a) hereof.
                                                  --------------
          The Escrow Agreement shall be substantially in the form of Exhibit B attached hereto.
          ---------

                    6.8  Opinion of Counsel.  DDS will have delivered to
                         ------------------
          AEC a legal opinion of Schnader Harrison Segal & Lewis LLP in form and substance reasonably satisfactory to AEC and its counsel.

                    6.9  Approval of Merger.  The execution, delivery and
                         ------------------
          performance of this Agreement and the Merger contemplated hereby have been duly authorized by all requisite corporate action.

                    6.10 Consents and Approvals.  AEC shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an DDS Material Adverse Effect or an AEC Material Adverse Effect.

                    6.11 Resignations.  Such officers and directors of DDS
                         ------------
          as requested by AEC shall have delivered letters of resignation of their positions with DDS.

                    6.12 Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    6.13 Other Closing Documents.  AEC shall have received
                         -----------------------
          from the Stockholders the certificates for their shares of DDS Common Stock, duly endorsed, the executed Certificate of Merger and such other agreements and instruments as AEC shall reasonably request, in each case in form and substance reasonably satisfactory to AEC.


                                     ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

                    The obligations of the Stockholders to consummate the Merger are subject to the satisfaction or waiver by AEC of the following conditions precedent on or before the Closing Date:

                    7.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of Acquisition Corp. and AEC contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Acquisition Corp. and AEC on and as of the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                      --------------

                    7.2  Compliance with Agreements and Covenants.
                         ----------------------------------------
          Acquisition Corp. and AEC shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement, to be performed and complied with by them on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c)
                                                        --------------
          hereof.

                    7.3  AEC Certificate.  AEC shall have delivered to DDS
                         ---------------
          a certificate, dated the Closing Date, from its Chief Executive Officer certifying that each of the conditions specified in
          Section 7.1 and Section 7.2 hereof are satisfied in all respects.
          -----------     -----------

                    7.4  Opinion of Counsel.  AEC shall have delivered to
                         ------------------
          DDS a legal opinion of Reid & Priest LLP in form and substance reasonably satisfactory to DDS.

                    7.5  Consents and Approvals.  DDS shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an DDS Material Adverse Effect or an AEC Material Adverse Effect.

                    7.6  Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    7.7  Funds Delivered at Closing and Other Closin
                         --------------------------------------------
          Documents.  The Stockholders and DDS shall have received the
          ---------
          Share Consideration and the Cash Consideration except to the extent a portion of which is held under the Escrow Agreement as provided in Section 1.4 hereof, the Escrow Agreement and such other agreements and instruments as the Stockholders and DDS shall reasonably request, in each case in form and substance reasonably satisfactory to the Stockholders.


                                     ARTICLE VIII

                                     TERMINATION

                    8.1  Termination.  This Agreement may be terminated and
                         -----------
          the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders:

                    (a) by mutual written consent of the Board of Directors of AEC and the Stockholders;

                    (b) by either AEC or the Stockholders, by written notice to the other, if (i) the Effective Time shall not have occurred on or before July 31, 1998, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement (X) under clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
          (Y) under clause (ii) shall not be available to any party unless such party shall have used all reasonable efforts to remove such order, judgment or decree;

                    (c)  by AEC, by written notice to the Stockholders, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of the Stockholders or DDS hereunder which, if not remedied prior to the Closing Date, would have an DDS Material Adverse Effect and such breach shall not have been remedied, or the Stockholders and DDS shall not have provided AEC with reasonable assurance that such breach will be remedied prior to the Closing Date, within five
                    (5) business days after receipt by the Stockholders of notice in writing from AEC, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Stockholders shall withdraw or modify in
                    any manner adverse to AEC its approval or recommendation of this Agreement or the Merger.

                    (d)  by the Stockholders, by written notice to AEC, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of AEC hereunder which, if not remedied prior to the Closing Date, would have an AEC Material Adverse Effect and such breach shall not have been remedied or AEC shall not have provided the Stockholders with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by AEC of notice in writing from the Stockholders, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of AEC shall withdraw
                    or modify in any manner adverse to the Stockholders its approval or recommendation of this Agreement or the Merger.

                    8.2  Effect of Termination and Abandonment.  In the
                         -------------------------------------
          event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, this Agreement shall
                                  ------------
          forthwith become void and no party hereto (or any of its directors, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of any of its representations or warranties under this Agreement or its failure to comply with one of its covenants, agreements or obligations under this Agreement, except if the termination is by reason of a breach by either the Stockholders or DDS of its covenants under Section 5.7 hereof, the
                                         -----------
          Stockholders shall pay to AEC a non-refundable fee equal to $200,000 as exclusive remedy.


                                      ARTICLE IX

                                   INDEMNIFICATION

                    9.1  Indemnification by the Stockholders.
                         -----------------------------------

                    (a) In consideration of the receipt of the Merger Consideration, the Stockholders and DDS shall indemnify and hold harmless AEC from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach of any representation or warranty of the Stockholders or DDS contained in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or
          (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or understandings of DDS or the Stockholders which are contained in or made pursuant to this Agreement.

                    (b) Notwithstanding anything to the contrary herein, any claim by AEC against the Stockholders under this Section 9.1
                                                               -----------
          shall be payable by the Stockholders only to the extent that AEC's damages (the "Damages") shall exceed in the aggregate $25,000 (the "Threshold Amount"). Subject to the limitation contained in the last sentence of this Section 9.1(b), at such time as the aggregate amount of AEC Damages exceed the Threshold Amount, the Stockholders shall be jointly and severally liable on a dollar-for-dollar basis for the full amount of all AEC Damages, including the Threshold Amount. Any payments to be made by the Stockholders under this Section 9.1 shall be first from the Cash
                                  -----------
          Consideration and then from the Share Consideration held under the Escrow Agreement, and shall be pro-rata based upon their respective ownership of DDS Common stock as of immediately prior to the Effective Time. Notwithstanding anything in this Section
          9.1 to the contrary, in no event shall the aggregate liability of the Stockholders under this Section 9.1 exceed the aggregate of
                                      -----------
          the value of the portion of the Share Consideration then held under the Escrow Agreement (which shares shall be valued at the Average Closing Price per share for the five (5) trading days immediately prior to the payment date) and the then amount of Cash Consideration held under the Escrow Agreement.

                    9.2  Indemnification by AEC.
                         ----------------------

                    (a) AEC shall indemnify and hold harmless the Stockholders (under this Section 9.2, the "Indemnified
                                   -----------
          Stockholders") from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach by AEC of any representation or warranty by AEC contained in this Agreement or (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of AEC which are contained in or made pursuant to this Agreement. It is acknowledged that the person who is acting as the agent of the Indemnified Stockholders pursuant to the Escrow Agreement shall also act as agent on behalf of the Indemnified Stockholders pursuant to this
          Section 9.2 (the "Stockholders' Agent").
          -----------

                    (b) Notwithstanding anything to the contrary herein, any claim by the Indemnified Stockholders against AEC under this
          Section 9.2 shall be payable by AEC only to the extent that the
          -----------
          Indemnified Stockholders' damages ("Damages") shall exceed the Threshold Amount. At such time as the aggregate amount of the Indemnified Stockholders Damages exceed the Threshold Amount, AEC shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Indemnified Stockholders Damages, including the Threshold Amount. AEC may make payments of amounts payable under this Section 9.2 in U.S. currency and/or shares of AEC Common Stock, which shares be valued at the Average Closing Price per share for the five trading days immediately prior to the payment date, as provided in the Escrow Agreement. In no event shall the aggregate liability of AEC under this Section 9.2 exceed $350,000.

                    9.3  Procedure.  (a) Any Claim brought by AEC or the
                         ---------
          Stockholders under this ARTICLE IX must be in writing, specifying the nature of the Claim and the estimated amount of damages, and be received by the party against whom indemnification is being sought within one year after the Effective Date (the "Indemnity Termination Date").

                    (b) In the event that subsequent to the Effective Time, and prior to the Indemnity Termination Date, AEC receives written notice of the assertion of a claim or the commencement of any action or proceeding by any person who is not a party to this Agreement (including any Governmental Entity) (a "Third Party Claim"), against AEC, the Stockholders, DDS or one of their affiliates against which AEC may be entitled to indemnification hereunder, AEC shall give written notice of the Third Party Claim to the Stockholders' Agent. AEC shall have the right to conduct the defense of the Third Party Claim, and the cost of such defense shall be part of AEC Damages. If an offer is made to settle a Third Party Claim and AEC desires to accept such offer, AEC shall give written notice of the offer of settlement to the Stockholders' Agent who shall have fifteen (15) days from receipt thereof to accept or reject the offer, which rejection must be on a reasonable basis. The failure of the Stockholders Agent to respond to a desired offer of settlement shall be deemed acceptance thereof.

                    9.4  Remedies.  Each of AEC and Acquisition Corp, on
                         --------
          one hand, and the Stockholders and DDS (until the Effective Time) and the Stockholders (after the Effective Time), on the other hand, shall not be liable or responsible in any manner whatsoever to the other, whether for indemnification or otherwise, with respect to any matter arising out of the representations, warranties or covenants of this Agreement or any Schedule hereto or any certificate delivered in connection herewith except for
          (i) equitable relief, (ii) pursuant to remedies expressly provided for elsewhere in this Agreement and (iii) indemnity as expressly provided in this ARTICLE IX, all of which provide the exclusive remedy of the parties hereto.


                                      ARTICLE X

                                    MISCELLANEOUS

                    10.1 Expenses.  Each party hereto shall bear its own
                         --------
          expenses with respect to the transactions contemplated hereby.

                    10.2 Amendment.  This Agreement may not be amended,
                         ---------
          modified or supplemented except by a writing executed by Acquisition Corp., AEC, DDS and the Stockholders.

                    10.3 Notices.  Any notice, request, instruction or
                         -------
          other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (with receipt confirmed) or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                    (a)  If to DDS or the Stockholders:

                            Dynamic Dental Systems, Inc.
                            427 Green Street, NW
                            Gainesville, Georgia 30501
                            Attn: Henry J. Rhodes, President
                            Facsimile No.: 770-534-0883

                         with a copy to:

                            Schnader Harrison Segal & Lewis LLP
                            Suite 2800, SunTrust Plaza
                            303 Peachtree Street, N.E.
                            Atlanta, Georgia 30308
                            Attn: Allen C. Bradley, Esq.
                            Facsimile No.: 404-223-5164

                    (b)  If to AEC or Acquisition Corp.:

                            American Electromedics Corp.
                            13 Columbia Drive, Suite 18
                            Amherst, New Hampshire 03031
                            Attention: Michael T. Pieniazek, President
                            Facsimile No.:  (603) 880-8977

                         with a copy to:

                            Reid & Priest LLP
                            40 West 57th Street
                            New York, New York 10019
                            Attn: Bruce A. Rich, Esq.
                            Facsimile No.: (212) 603-2001

          or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                    10.4 Waivers.  The failure of a party hereto at any
                         -------
          time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                    10.5 Interpretation.  The headings preceding the text
                         --------------
          of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Paragraphs, Subsections, Subparagraphs, Schedules or Exhibits shall refer to those portions of this Agreement. Prior drafts of this Agreement shall not be considered in interpreting the rights and obligations of the parties hereunder.

                    10.6 Applicable Law.  This Agreement shall be governed
                         --------------
          by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                    10.7 Assignment.  This Agreement shall be binding upon
                         ----------
          and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

                    10.8 No Third Party Beneficiaries.  This Agreement is
                         ----------------------------
          solely for the benefit of the parties hereto and, to the extent provided herein, and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                    10.9 Enforcement of the Agreement.  The parties hereto
                         ----------------------------
          agree that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with specific terms or is otherwise breached. It is accordingly agreed that the parties hereto will be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                    10.10 Severability.  If any provision of this Agreement
                          ------------
          shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                    10.11 Remedies Cumulative.  The remedies provided in
                          -------------------
          this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                    10.12 Entire Understanding.  This Agreement sets forth
                          --------------------
          the entire agreement and understanding of the parties hereto, and supersedes, all prior agreements, arrangements and understandings (written or oral) among the parties hereto with respect to the subject matter herein.

                    10.13 Waiver of Jury Trial.   Each party hereto waives
                          --------------------
          the right to a trial by jury in any dispute in connection with the transactions contemplated by this Agreement, and agrees to take any and all action necessary or appropriate to effect such waiver.

                    10.14  Governing Law.  All matters concerning the
                           -------------
          validity and interpretation and performance under this Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of law principals thereof.

                    10.15 Counterparts.  This Agreement may be executed in
                          ------------
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
                                           AMERICAN ELECTROMEDICS CORP.


                                           By: /s/ Thomas A. Slamecka
                                              -----------------------------
                                              Thomas A. Slamecka, Chairman


                                           DDS ACQUISITION CORPORATION


                                           By: /s/ Thomas A. Slamecka
                                              -----------------------------
                                              Thomas A. Slamecka, President


                                           DYNAMIC DENTAL SYSTEMS, INC.


                                           By: /s/ Henry J. Rhodes
                                              -----------------------------
                                              Henry J. Rhodes, President


                                              /s/ Henry J. James
                                              -----------------------------
                                              HENRY J. RHODES


                                              /s/ Charles S. Aviles, Jr.
                                              -----------------------------
                                              CHARLES S. AVILES, JR.


                                              /s/ Barry H. Hochstadt
                                              -----------------------------
                                               BARRY H. HOCHSTADT